Exhibit 99.1

Soluna Holdings, Inc. Announces
Series B Convertible Preferred Financing and Amendment to Convertible Note

ALBANY, NY, July 20, 2022 (GLOBE NEWSWIRE) -- via NewMediaWire -- Soluna Holdings, Inc. (“SHI” or the “Company”), (NASDAQ: SLNH), the parent company of Soluna Computing, Inc. (“SCI”), a developer of green data centers for cryptocurrency mining and other intensive computing, today announced two recent financing developments that serve to increase capital structure flexibility and fund the Company’s near-term growth pipeline. The developments, which involved several longstanding investors in the Company, are intended to enable the Company to continue to execute on its business plan notwithstanding the current market volatility including drawing down an initial tranche of the previously announced project financing from funds managed by Spring Lane Capital for Dorothy 1 in the coming weeks.

Convertible Note Amendment

The Company reached an agreement with the Noteholders to amend the terms on the remaining balance of approximately $13,000,000 of convertible notes issued in October of 2021. The notes will restrike the conversion price up to 3 times at a 20% discount to the 5-day VWAP. The notes currently have a fixed conversion price of $9.18. In partial consideration of the amendment to the notes, the Noteholders agreed to release certain collateral covered by their security agreement to permit the Company to proceed forward with the initial phase of the Dorothy project and release the Spring Lane project financing, which the Company intends on completing in the near future.

Series B Preferred Issuance

On 07/19/2022 The Company issued $5,000,000 Convertible Preferred Series B Stock (the “Preferred B”) with a 3 year term via a direct private placement to a current investor. The conversion price is a 20% premium to the close of the Company’s common stock on July 18, or $5.41 per share. The Preferred B includes a 10% dividend that may be paid in cash or stock annually or at conversion. The holder also retired warrants for 1,000,000 common shares with an exercise price at $11.50 and received new warrants for 1,000,000 common shares with an exercise price at $10.00.

Commenting on the financing progress, CEO of Soluna Holdings Michael Toporek commented, “This is a critical development for our company and our stockholders. At a particularly challenging time in the capital markets, the new financing arrangements provide our company with a significantly more flexible capital structure to continue to execute on our business plan. In today’s capital markets environment, it is important to have the support and continued participation of investors that believe in Soluna’s investment thesis.”

About Soluna Holdings, Inc.

Soluna Holdings, Inc. (Nasdaq: SLNH) is the leading developer of green data centers that convert excess renewable energy into global computing resources. Soluna builds modular, scalable data centers for computing intensive, batchable applications such as cryptocurrency mining, AI and machine learning. Soluna provides a cost-effective alternative to battery storage or transmission lines. Soluna uses technology and intentional design to solve complex, real-world challenges. Up to 30% of the power of renewable energy projects can go to waste. Soluna’s data centers enable clean energy asset owners to ’Sell. Every. Megawatt.’

For more information about Soluna, please visit www.solunacomputing.com or follow us on LinkedIn at linkedin.com/solunaholdings and Twitter @SolunaHoldings.

Forward Looking Statements

The statements in this press release with respect to the payment of dividends on the Series B Preferred Stock constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to: (1) those risk factors set forth in the Company’s Registration Statement on Form S-1 (File No. 333-257300), as amended; and (2) other risks and uncertainties that may be detailed from time to time in SHI’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information:

Chris Gandolfo

Financial Reporting Manager

Soluna Holdings

christopher@soluna.io

+518 218 2565

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

SLNH@mzgroup.us

+561 489 5315